EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:  John Sztykiel, CEO, or Jim Knapp, CFO
Spartan Motors, Inc. / (517) 543-6400
or
Jeff Lambert, Ryan McGrath
Lambert, Edwards & Associates, Inc.
(616) 233-0500 rmcgrath@lambert-edwards.com

More Motorhomes Riding on Spartan Motors Platforms
Spartan's Custom Chassis Featured on 36 Models of RVs, Up 63% in Two Years

CHARLOTTE, Mich., Nov. 29 -- Heading into this year's 43rd Annual RVIA Trade Show in Louisville, Ky., Spartan Motors, Inc. (Nasdaq: SPAR) today reported a record number of motorhome models featuring its custom chassis.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles said its products will be featured on 36 RV models in 2006, compared with 33 models in the first quarter of 2005 and 22 models in the first quarter of 2004.

Spartan said much of the growth has been from its MountainMaster chassis, as well as new lines featuring its NVS, K2, K3 and mid-engine ME2 chassis. Spartan motorhome chassis consist of the frame assembly, engine, transmission, electrical system and running gear that combine for the best performing driving experience in the Class A RV market.

"As we mentioned in our third quarter release, we expect to sell more RV chassis in 2006 than we did in 2005," said John Sztykiel, president and CEO of Spartan Motors. "Our focus on becoming the most desired brand at the lowest total cost has helped us increase the number of models featuring a Spartan chassis. My compliments go out to Rich Schalter, president of Spartan Chassis, and all of our associates for their excellent performance.

"RVers continue to discover and demand the 'Spartan Experience' from product performance to customer-first service, while taking all the comforts of home along with them. These factors have been the hallmark of the Spartan-inspired motorhome lifestyle and we expect them to lead to continued growth in sales and profitability."

About Spartan Motors
Spartan Motors, Inc. (http://www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - Spartan(TM), Crimson Fire(TM), Crimson Fire Aerials(TM), and Road Rescue(TM) -- are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

Spartan Motors, Inc. / Page 2 of 2

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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